EXHIBIT 23.1

(KPMG LETTERHEAD)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
IPC Holdings, Ltd.

We consent to the incorporation by reference in this registration statement on Form S-8 of IPC Holdings, Ltd. of our reports dated February 21, 2005, with respect to the consolidated balance sheets of IPC Holdings, Ltd. as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of IPC Holdings, Ltd.

/s/ KPMG

Chartered Accountants
Hamilton, Bermuda
July 6, 2005